SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-33481

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                           ECOLOCLEAN INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)


                  2242 South Highway 83, Crystal City, TX 78839
                                (830) 374 - 9100
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            -------------------------
                           (former name of registrant)

                        Common Stock - $0.0001 par value
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            (Title of each class of securities covered by this Form)

                                      none
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [x]                  Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii) [ ]                  Rule 15d-6           [ ]
              Rule 12h-3(b)(1)(i)  [ ]

 Approximate number of holders of record as of the certification or notice date:
                 54 shareholders of record as of April 30, 2007

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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
ECOLOCLEAN INDUSTRIES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 3, 2007

BY:  /s/ Royis Ward
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         Royis Ward
         President